EX-99.2

Contacts:
Elise Caffrey	Matthew Lloyd
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3720
ecaffrey@irobot.com	mlloyd@irobot.com

iRobot Acquires Its Largest European Distributor, Robopolis SAS

Acquisition further expands iRobot’s direct presence into countries including Germany, Spain, France, Belgium, Austria, the Netherlands and Portugal

BEDFORD, Mass., July 25, 2017 - iRobot Corp. (NASDAQ: IRBT), a leader in consumer robots, today announced that it has signed a definitive agreement to acquire privately-held Robopolis SAS (Robopolis), based in Lyon, France. The acquisition is expected to close in October 2017.

Following iRobot’s recent acquisition of its distributor in Japan, the Robopolis acquisition will enable iRobot to capitalize on market momentum driving accelerated adoption of robots for the home. It will further enhance the company’s distribution network, ensure global brand consistency and better serve the needs of European consumers while driving continued growth in Western Europe through a consistent approach to all market activities including sales, marketing, branding, channel relationships and customer service.

Robopolis, an exclusive distributor of iRobot products since 2006 and the company’s largest distributor in EMEA, sells across seven key markets in Western Europe, including Germany, Spain, France, Belgium, Austria, the Netherlands, and Portugal. EMEA is a key strategic region for iRobot representing approximately 25% of its 2016 total revenue. Robopolis represented nearly half of iRobot’s EMEA revenues in 2016.

“At this stage in the Western European market evolution, and the growth opportunity it presents, we feel a more direct go-to-market strategy is necessary to continue driving adoption of robots for the home,” said Colin Angle, chairman and CEO of iRobot. “The Robopolis team has been instrumental in establishing iRobot as the leading consumer robotics brand in Western Europe. We look forward to them formally joining iRobot and working together to ensure continued growth.”

Robopolis will be combined with iRobot’s EMEA operations headquartered in London, UK. The existing Robopolis management team will join iRobot. Jean-Jacques Blanc, currently iRobot’s vice president and general manager, Overseas, will lead the combined operations reporting to iRobot’s chief operating officer Christian Cerda.

iRobot will acquire the business for $141 million, or approximately 0.9 times the trailing Robopolis twelve-month revenue ended June 2017, subject to customary purchase price adjustments set forth in the definitive purchase agreement. iRobot will pay cash for the acquisition. The acquisition is expected to contribute incremental revenue of approximately $25 - $35 million in 2017. iRobot expects the acquisition to be between ($0.45) - ($0.30) dilutive in 2017. Beginning in 2018, the acquisition is expected to generate incremental revenue and higher earnings per share.

iRobot will host a live webcast and conference call, open to all interested investors, to review this transaction, second-quarter 2017 financial results and the outlook for 2017 financial performance on Wednesday, July 26.

Pertinent details include:

Date:	Wednesday, July 26
Time:	8:30 a.m. ET
Call-In Number:	213-358-0894
Passcode:	15405594

A live, audio broadcast of the conference call also will be available at:
http://investor.irobot.com/phoenix.zhtml?c=193096&p=irol-eventDetails&EventId=5242676. An archived version of the broadcast will be available on the same website shortly after the conclusion of the live event. A replay of the telephone conference call will be available through August 2, and can be accessed by dialing 404-537-3406, passcode 15405594.

About iRobot Corp.
iRobot, the leading global consumer robot company, designs and builds robots that empower people to do more both inside and outside of the home. iRobot created the home robot cleaning category with the introduction of its Roomba® Vacuuming Robot in 2002. Today, iRobot is a global enterprise that has sold more than 15 million robots worldwide. iRobot's product line, including the Roomba and the Braava™ family of mopping robots, feature proprietary technologies and advanced concepts in cleaning, mapping and navigation. iRobot's engineers are building an ecosystem of robots and data to enable the smart home. For more information about iRobot, please visit www.irobot.com.

For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to iRobot Corporation's expectations concerning the closing date of iRobot’s acquisition of the Robopolis distribution business, the growth and success of iRobot’s business in certain western European markets, the anticipated purchase price of iRobot’s acquisition of the Robopolis distribution business, the expected impact of such acquisition on iRobot’s financial results and operations, iRobot’s plans for the leadership of the acquired business, and the ability of iRobot to successful integrate the Robopolis distribution business following the acquisition. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot, see the disclosure contained in our public filings with the Securities and Exchange Commission including, without limitation, our most recent Annual Report on Form 10-K.